Exhibit 99.1

Contact:

Darrel Slack
Chief Financial Officer
Centillium Communications, Inc.
(510) 771-3917
darrel@centillium.com

CENTILLIUM COMMUNICATIONS ADOPTS
STOCKHOLDER RIGHTS PLAN

FREMONT, Calif., December 31, 2002—Centillium Communications, Inc. (Nasdaq: CTLM) today announced that its Board of Directors approved the adoption of a stockholder rights plan. The plan is designed to assure that Centillium stockholders receive fair value in the event of a future unsolicited business combination or similar transaction involving Centillium in a manner or on terms not approved by the Centillium Board of Directors.

Under the plan, Centillium will issue a dividend of one right for each outstanding share of common stock of the Company held by stockholders of record as of the close of business on January 9, 2003. Each right will initially entitle stockholders to purchase a fractional share of the Company’s preferred stock for $25.00. However, the rights will become exercisable only after the occurrence of certain specified events, including the acquisition of 15% or more of Centillium’s outstanding common stock by an unsolicited third party acquiror. Upon the occurrence of any such event, under the terms specified in the plan, each right entitles the holder, other than the unsolicited third party acquiror, to purchase a certain number of shares of common stock of the Company, at a fifty percent discount to the then-current market price. The rights expire on January 9, 2013, under the terms of the plan.

Subject to the terms in the plan, Centillium’s Board of Directors may redeem outstanding rights at a price of $0.001 per right. With certain exceptions, the terms of the rights plan may be amended by Centillium’s Board of Directors at any time without the approval of the holders of the rights. Further details regarding the rights plan are outlined in a letter that will be mailed to the Company’s stockholders of record as of the record date and in the Company’s filings with the Securities and Exchange Commission.

About Centillium Communications

Centillium Communications, Inc. combines technical innovation and customer commitment to make broadband communications—in business and at home—a practical reality. The Company designs and markets communications chipsets for Digital Subscriber Line (DSL) central office and customer premises equipment and for carrier-and enterprise-class Voice over Packet (VoP) gateways and switches. The Centillium Communications headquarters are located at 47211 Lakeview Blvd., Fremont, CA 94538. Additional information is available at www.centillium.com.

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